Exhibit 99.1

Carpenter Technology Reports Record Second Quarter Results

  Record second quarter net sales from continuing operations of $446 million
  Record second quarter net income from continuing operations of $58 million
  Earnings per share from continuing operations up 36 percent to $1.17

WYOMISSING, Pa.--(BUSINESS WIRE)--Carpenter Technology Corporation (NYSE:CRS) today reported record second quarter results. Net income from continuing operations of $57.7 million or $1.17 per diluted share reflected strong growth in the energy market coupled with increased international demand. Net income including discontinued operations and related divestiture expenses was $56.1 million or $1.14 per diluted share.

Sales and operating results exclude Carpenter’s ceramics businesses, which the Company announced in December it plans to sell to The Morgan Crucible Company plc. The historical results of the ceramics businesses are now reported in discontinued operations.

Financial highlights from the second quarter continuing operations include:

(millions except E.P.S. & pounds)	Q2-2008	Q2-2007	6 mos.-2008	6 mos.-2007
Sales	$446.4	$420.8	$897.7	$800.8
Sales excluding surcharge (a)	$317.8	$320.8	$631.6	$622.8
Operating income	$80.5	$59.0	$163.4	$127.6
Net income from continuing operations	$57.7	$45.6	$113.6	$93.9
Diluted E.P.S. from continuing operations	$1.17	$0.86	$2.27	$1.79
Cash flow from operations	$31.6	$43.8	$80.5	$107.8
Free cash flow (a)	$0.0	$30.4	$24.1	$81.2
Pounds sold (000)	49,995	54,688	99,212	108,856

(a) non-GAAP financial measures that are explained in the attached tables

Second Quarter - Operating Summary

"Our record second quarter results reflected the benefits of our end-use market diversification and international footprint,” said Anne Stevens, chairman, president and chief executive officer. "We continued to experience strong demand from the energy market, which also contributed to the 33 percent jump in our international sales. Growth in these markets helped offset domestic weakness in our economically sensitive markets, including automotive, consumer, and industrial.

“As we look at the second half of our fiscal year, we remain on track for another record year. Our third quarter performance might not surpass the exceptionally strong third quarter results of a year ago due to softening U.S. economic conditions. While we expect continued strength in energy market sales and resumption in sales growth to the aerospace market for the third quarter, sales to our other end-use markets could offset this growth.”

Stevens added, “We expect our fiscal fourth quarter will show year-over-year improvement as increasing momentum in aerospace and solid demand in energy should more than offset any weakness in our economically sensitive businesses.”

Net sales of $446.4 million were 6 percent higher than a year ago. Adjusted for surcharge revenue, sales decreased 1 percent, primarily as a result of a 9 percent decline in pounds shipped from the second quarter a year ago. Carpenter’s Premium Alloys Operations generated a 15 percent increase in pounds shipped due largely to strong demand from the energy market. More than offsetting the increase was a 13 percent decline in pounds shipped by the Advanced Metals Operations partly due to lower priced stainless material sold through distributors.

Sales to the energy market, which includes oil and gas and power generation, increased 55 percent from a year ago to $57.1 million. Excluding surcharge revenue, sales increased 65 percent. Energy market sales were strong in both oil and gas and power generation compared with the second quarter a year earlier. Carpenter’s energy sales reflected strong demand for industrial gas turbines, particularly from the international market, and continued acceptance of the Company's broad product portfolio of high-strength and corrosion-resistant materials.

Aerospace sales were $171.4 million, an increase of 7 percent compared with the second quarter of 2007. Adjusted for surcharge revenue, aerospace sales declined 4 percent from the same period a year ago. Adversely impacting sales was the loss of business with a key customer now sourcing some of its requirements from a recently acquired subsidiary and reduced sales of material used in the manufacture of fasteners.

The Company expects aerospace sales in the second half of fiscal 2008 will begin to more closely reflect the scheduled increase in projected commercial jet deliveries.

Industrial market sales were $97.6 million, up 3 percent from last year’s second quarter. Adjusted for surcharge revenue, sales decreased 7 percent. The decrease reflected lower demand for materials used in the manufacture of semiconductor equipment, and in valves and fittings.

Automotive and truck market sales were $48.8 million, or 11 percent lower than the second quarter a year ago. Excluding surcharge revenue, sales also declined by 11 percent from a year ago. Lower domestic automotive production and inventory supply chain adjustments contributed to the decline.

Consumer market sales were $44.5 million, a decrease of 2 percent from a year ago. Excluding surcharge revenue, consumer sales decreased 6 percent, reflecting lower shipments to manufacturers serving the housing market, which were partially offset by higher sales to the electronics market.

Medical market sales were $27.0 million, a decrease of 3 percent compared with the second quarter a year earlier. Excluding surcharge revenue, sales declined 18 percent. An increase in pounds shipped was more than offset by a shift in product mix and lower selling prices for titanium materials.

Geographically, sales including surcharge outside the United States were $152.0 million, an increase of 33 percent from the second quarter a year ago, and represented 34 percent of the Company’s consolidated sales in the second quarter.

Sales in Europe, which gained 49 percent from a year ago, accounted for most of the increase. Sales to this market benefited from growth with key customers in aerospace, strong demand from the power generation market, and higher sales to the automotive and consumer markets.

Gross profit was $117.4 million in the second quarter, compared with $91.1 million a year earlier. The higher gross profit reflected the increased sales of higher value materials, pricing actions, and the difference in the lag effect of the Company's surcharge mechanism.

The Company had LIFO income of $33.8 million in the second quarter due primarily to declining nickel prices during the quarter relative to the first quarter of fiscal 2008. In the second quarter a year earlier, the Company had LIFO expense of $53.0 million. The LIFO income or expense is mostly offset by changes in surcharge revenue and, therefore, has little impact on gross profit.

Gross margin in the second quarter was 26.3 percent, compared to 21.7 percent in the same quarter a year ago.

The lag effect of the Company’s surcharge mechanism positively impacted the gross margin by an estimated 120 basis points during the second quarter. In the second quarter a year ago, the Company estimated that the lag effect negatively impacted gross margin by 450 basis points.

Adjusted for the lag effect in the Company's surcharge mechanism and the dilutive effect of surcharge revenue, gross margin would have been an estimated 35.2 percent in second quarter versus an estimated 34.2 percent in the second quarter a year ago. The underlying improvement was largely driven by a richer product mix and higher pricing.

Second quarter operating income was $80.5 million compared with $59.0 million a year ago. The record second quarter level of operating income was achieved primarily as a result of a richer product mix, higher pricing, and the benefit from the lag effect in the Company's surcharge mechanism. These benefits were partially offset by a $4.8 million increase in selling, general, and administrative expenses. The higher expenses primarily related to investments associated with driving the Company's future growth initiatives.

Adjusted for the lag effect and the increase in surcharge revenue, operating margin would have been an estimated 23.6 percent in the recent second quarter versus an estimated 24.2 percent a year ago.

Other income in the quarter was $12.1 million, compared with $11.8 million in last year’s second quarter. The increase was primarily due to increased receipts from the “Continued Dumping and Subsidy Offset Act of 2000” (the “Act”). Receipts under this Act in the recent second quarter were $8.2 million compared to $6.4 million a year ago.

Carpenter’s income tax provision in the recent second quarter was $29.6 million or 33.9 percent of pre-tax income, versus $19.5 million or 30.0 percent, in the same quarter a year ago. The tax provision in last year’s second quarter was favorably impacted by adjustments due to Congress’ retroactive extension of the Federal research and development tax credit and the favorable settlement of a state tax audit.

Net income from continuing operations of $57.7 million or $1.17 per diluted share in the second quarter compared with net income of $45.6 million or $0.86 per diluted share a year earlier.

Cash flow from operations was $31.6 million in the recent second quarter as compared to $43.8 million a year ago. Capital expenditures increased to $24.4 million in the second quarter from $7.3 million a year ago. The higher capital expenditures reflected the Company’s investment in various growth initiatives including its previously announced premium melt project.

Carpenter continues to expect that its free cash flow, which is defined as cash from operations less capital expenditures and dividends, for fiscal 2008 will be approximately $100 million.

Discontinued Operations

The pending sale of Carpenter’s ceramics businesses is now reported as discontinued operations. The loss from discontinued operations of $1.6 million in the current quarter compares with income of $2.5 million in the same quarter a year ago. Details are as follows:

(millions)	Q2-2008	Q2-2007	6 mos.-2008	6 mos.-2007
Income from operations	$4.8	$3.6	$7.5	$7.8
Expenses of sale	($2.1)	$---	($2.1)	$---
Income tax expense	($4.3)	($1.1)	($5.3)	($2.4)
(Loss) income from discontinued operations	($1.6)	$2.5	$0.1	$5.4

The loss from discontinued operations in this year’s second quarter includes pre-tax income from operations of $4.8 million compared to $3.6 million in the same quarter a year ago. The current quarter also includes current expenses related to the sale of $2.1 million and income tax expense of $4.3 million.

Share Repurchase Program

On December 21, 2007, the Board of Directors authorized a new $250 million share repurchase program as a follow-on to an existing $250 million stock buyback program that was completed on December 24th.

Sales Excluding Surcharge

This press release includes discussions of net sales as adjusted to exclude the impact of raw material surcharges, which represents a financial measure that has not been determined in accordance with U.S. generally accepted accounting principles ("GAAP"). The Company provides this additional financial measure because management believes removing the impact of raw material surcharges from net sales provides a more consistent basis for comparing results of operations from period to period.

Conference Call

Carpenter will host a conference call and webcast today, January 29, at 10:00 a.m., ET, to discuss financial results and operations for the fiscal second quarter. Please call 610-208-2800 for details of the conference call. Access to the call will also be made available at Carpenter's web site (www.cartech.com) and through CCBN (www.ccbn.com). A replay of the call will be made available at www.cartech.com or at www.ccbn.com.

Carpenter produces and distributes specialty alloys, including stainless steels, titanium alloys, and superalloys, and various engineered products. Information about Carpenter can be found on the Internet at www.cartech.com.

Except for historical information, all other information in this news release consists of forward-looking statements within the meaning of the Private Securities Litigation Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ from those projected, anticipated or implied. The most significant of these uncertainties are described in Carpenter's filings with the Securities and Exchange Commission including its annual report on Form 10-K for the year ended June 30, 2007 and the exhibits attached to those filings. They include but are not limited to: 1) the cyclical nature of the specialty materials business and certain end-use markets, including aerospace, industrial, automotive, consumer, medical, and energy, or other influences on Carpenter's business such as new competitors, the consolidation of customers, and suppliers or the transfer of manufacturing capacity from the United States to foreign countries; 2) the ability of Carpenter to achieve cost savings, productivity improvements or process changes; 3) the ability to recoup increases in the cost of energy and raw materials or other factors; 4) domestic and foreign excess manufacturing capacity for certain metals; 5) fluctuations in currency exchange rates; 6) the degree of success of government trade actions; 7) the valuation of the assets and liabilities in Carpenter's pension trusts and the accounting for pension plans; 8) possible labor disputes or work stoppages; 9) the potential that our customers may substitute alternate materials or adopt different manufacturing practices that replace or limit the suitability of our products; 10) the ability to successfully acquire and integrate acquisitions; 11) the ability of Carpenter to implement and manage material capital expansion projects in a timely and efficient manner; and 12) the pending sale of its ceramics operations. Any of these factors could have an adverse and/or fluctuating effect on Carpenter's results of operations. The forward-looking statements in this document are intended to be subject to the safe harbor protection provided by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Carpenter undertakes no obligation to update or revise any forward-looking statements.

PRELIMINARY
CONSOLIDATED STATEMENT OF INCOME
(in millions, except per share data)

	Three Months Ended December 31		Six Months Ended December 31

	2007	2006	2007	2006

NET SALES	$446.4	$420.8	$897.7	$800.8

Cost of sales	329.0	329.7	663.9	612.5
Gross profit	117.4	91.1	233.8	188.3

Selling, general and administrative expenses	36.9	32.1	70.4	60.7
Operating income	80.5	59.0	163.4	127.6

Interest expense	5.3	5.7	10.8	11.4
Other income, net	(12.1)	(11.8)	(18.5)	(17.8)

Income before income taxes	87.3	65.1	171.1	134.0
Income taxes	29.6	19.5	57.5	40.1
INCOME FROM CONTINUING OPERATIONS	$57.7	$45.6	$113.6	$93.9

(LOSS) INCOME FROM DISCONTINUED OPERATIONS	($1.6)	$2.5	$0.1	$5.4

NET INCOME	$56.1	$48.1	$113.7	$99.3

EARNINGS PER COMMON SHARE - BASIC:
INCOME FROM CONTINUING OPERATIONS	$1.18	$0.89	$2.28	$1.84
(Loss) income from discontinued operations	($0.03)	$0.05	$0.00	$0.09
NET INCOME PER SHARE - BASIC	$1.15	$0.94	$2.28	$1.93

EARNINGS PER COMMON SHARE - DILUTED:
INCOME FROM CONTINUING OPERATIONS	$1.17	$0.86	$2.27	$1.79
(Loss) income from discontinued operations	($0.03)	$0.05	$0.00	$0.09
NET INCOME PER SHARE - DILUTED	$1.14	$0.91	$2.27	$1.88

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	48.7	51.2	49.9	51.1
Diluted	49.0	52.7	50.2	52.6

Cash dividends per common share	$0.15	$0.1125	$0.30	$0.225
PRELIMINARY
CONSOLIDATED STATEMENT OF CASH FLOWS
(in millions)

	Six Months Ended December 31

	2007	2006

OPERATING ACTIVITIES:
Net income	$113.7	$99.3
Adjustments to reconcile net income to
net cash provided from operations:
Depreciation	24.0	23.0
Amortization	1.1	0.8
Deferred income taxes	1.2	(7.2)
Net pension (income) expense	(1.2)	2.4
Net (gain) loss on asset disposals	(1.1)	0.2
Changes in working capital and other:
Receivables	86.4	17.9
Inventories	(88.9)	(32.4)
Other current assets	(3.4)	(6.4)
Accounts payable	(55.2)	40.4
Accrued current liabilities	(15.5)	(34.5)
Other, net	19.4	4.3
Net cash provided from operating activities	80.5	107.8

INVESTING ACTIVITIES:
Purchases of plant, equipment and software	(42.8)	(14.6)
Proceeds from disposals of plant and equipment	1.3	0.2
Purchases of marketable securities	(287.3)	(412.1)
Sales of marketable securities	332.4	231.3
Net cash provided from (used for) investing activities	3.6	(195.2)

FINANCING ACTIVITIES:
Payments on long-term debt	(0.1)	(0.1)
Payments to acquire treasury stock	(225.8)	--
Dividends paid	(14.9)	(12.2)
Tax benefits on share-based compensation	1.1	2.2
Proceeds from common stock options exercised	0.6	1.3
Net cash used for financing activities	(239.1)	(8.8)

Effect of exchange rate changes on cash and cash equivalents	(3.6)	(3.6)

Change in cash balance included in discontinued operations	(8.4)	--

(DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(167.0)	(99.8)
Cash and cash equivalents at beginning of period	300.8	352.8
Cash and cash equivalents at end of period	$133.8	$253.0
PRELIMINARY
CONSOLIDATED BALANCE SHEET
(in millions)

	December 31 2007	June 30 2007

ASSETS
Current assets:
Cash and cash equivalents	$133.8	$300.8
Marketable securities	327.6	372.7
Accounts receivable, net	204.1	303.2
Inventories	313.7	235.0
Deferred income taxes	17.6	13.3
Other current assets	21.9	30.7
Assets of discontinued operations	38.6	0.0
Total current assets	1,057.3	1,255.7

Property, plant and equipment, net	534.1	537.4
Prepaid pension cost	137.4	132.4
Goodwill	40.2	46.4
Trademarks and trade names, net	18.7	19.2
Other assets	38.3	34.6
Assets of discontinued operations	22.9	0.0
Total assets	$1,848.9	$2,025.7

LIABILITIES
Current liabilities:
Accounts payable	$156.7	$215.9
Accrued liabilities	109.7	117.1
Current portion of long-term debt	33.0	33.2
Liabilities of discontinued operations	13.5	0.0
Total current liabilities	312.9	366.2

Long-term debt, net of current portion	300.0	299.5
Accrued postretirement benefits	87.0	90.9
Deferred income taxes	135.5	143.5
Other liabilities	76.3	57.9
Liabilities of discontinued operations	1.8	0.0
Total liabilities	913.5	958.0

STOCKHOLDERS' EQUITY
Common stock	273.0	136.4
Capital in excess of par value - common stock	197.1	328.0
Reinvested earnings	848.3	751.3
Common stock in treasury, at cost	(292.6)	(65.7)
Accumulated other comprehensive loss	(90.4)	(82.3)
Total stockholders' equity	935.4	1,067.7

Total liabilities and stockholders' equity	$1,848.9	$2,025.7
PRELIMINARY
SEGMENT FINANCIAL DATA
(in millions)

	Three Months Ended December 31		Six Months Ended December 31

	2007	2006	2007	2006

Net sales:
Advanced Metals Operations	$313.4	$311.5	$635.7	$601.8
Premium Alloys Operations	132.7	106.0	261.9	192.9
Other	3.6	3.8	6.8	7.3
Intersegment	(3.3)	(0.5)	(6.7)	(1.2)

Consolidated net sales	$446.4	$420.8	$897.7	$800.8

Operating income:
Advanced Metals Operations	$44.5	$41.3	$93.4	$82.0
Premium Alloys Operations	39.6	22.9	76.1	54.1
Other	1.0	1.1	1.7	2.0
Corporate costs	(10.7)	(10.1)	(19.8)	(18.0)
Pension earnings, interest & deferrals	6.0	3.6	12.0	7.2
Intersegment	0.1	0.2	0.0	0.3

Consolidated operating income	$80.5	$59.0	$163.4	$127.6
Beginning with the first quarter of fiscal 2008, Carpenter realigned its reportable business segments to focus more effectively on our customers, end-use markets, and operational excellence goals. As a result, we now have two reportable business segments: Advanced Metals Operations and Premium Alloys Operations.

The Advanced Metals Operations (AMO) segment includes the manufacturing and distribution of high temperature and high strength metal alloys, stainless steels and titanium in the form of small bars and rods, wire, narrow strip and powder. AMO sales are spread across many of our end-use markets including aerospace, industrial, consumer, automotive, and medical.

The Premium Alloys Operations (PAO) segment includes the manufacturing and distribution of high temperature and high strength metal alloys and stainless steels in the form of ingots, billets, large bars and hollows and primarily services the aerospace and energy markets.

The service cost component of net pension expense, which represents the estimated cost of future pension liabilities earned associated with active employees, is included in the operating results of the business segments. The residual net pension expense, which is comprised of the expected return on plan assets, interest costs on the projected benefit obligations of the plans, and amortization of actuarial gains and losses and prior service costs, is included under the heading "Pension earnings, interest & deferrals."
PRELIMINARY
SELECTED FINANCIAL MEASURES
(in millions)

	Three Months Ended December 31		Six Months Ended December 31
FREE CASH FLOW	2007	2006	2007	2006

Net cash provided from operations	$31.6	$43.8	$80.5	$107.8
Purchases of plant, equipment and software	(24.4)	(7.3)	(42.8)	(14.6)
Proceeds from disposals of plant and equipment	0.1	---	1.3	0.2
Dividends paid	(7.3)	(6.1)	(14.9)	(12.2)
Free cash flow	$0.0	$30.4	$24.1	$81.2

Free cash flow is a measure of cash generated which management evaluates for alternative uses.

PRELIMINARY
SUPPLEMENTAL SCHEDULES
(in millions)

	Three Months Ended December 31		Six Months Ended December 31
NET SALES BY MAJOR PRODUCT LINE	2007	2006	2007	2006

Product Line Excluding Surcharge:
Stainless steel	$102.1	$115.3	$211.1	$227.2
Special alloys	156.1	137.0	299.3	260.6
Titanium products	38.6	48.9	81.1	97.0
Tool and other steel	15.9	13.5	30.5	26.1
Other materials	5.1	6.1	9.6	11.9

Consolidated net sales excluding surcharge	$317.8	$320.8	$631.6	$622.8

Surcharge revenue	128.6	100.0	266.1	178.0

Consolidated net sales	$446.4	$420.8	$897.7	$800.8

CONTACT:
Carpenter Technology Corporation
Investor and Media Inquiries:
Jaime Vasquez, 610-208-2165
jvasquez@cartech.com